Exhibit 10.13

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

between

EMORY UNIVERSITY,

CHILDREN’S HEALTHCARE OF ATLANTA, INC.,

UAB RESEARCH FOUNDATION,

and

Incysus, LTD.

THIS EXCLUSIVE LICENSE AGREEMENT is made and entered into as of the 10th day of June, 2016, (hereinafter referred to as the “Effective Date”) by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1599 Clifton Road NE, 4th Floor, Mailstop 1599/001/1AZ Atlanta, Georgia 30322, (hereinafter referred to as "EMORY"), CHILDREN’S HEALTHCARE OF ATLANTA, INC., a Georgia nonprofit corporation with principal offices located at 1600 Tullie Circle, NE, Atlanta, GA 30329, (hereinafter referred to as “CHILDREN’S”), The UAB Research Foundation, a non-profit 501(c)(3) corporation incorporated in the State of Alabama with principal offices located at 701 20th Street South, AB 770, Birmingham, AL 35233 (hereinafter referred to as “UABRF”), and Incysus, Ltd., a corporation having a principal place of business located at Clarendon House, 2 Church Street, Hamilton, HM11 Bermuda (hereinafter referred to as "COMPANY").

WHEREAS, EMORY, CHILDREN’S and UABRF, (hereinafter together, “LICENSOR”) are the owners of all right, title, and interest in inventions and technology, developed by their respective employees and are responsible for their protection and commercial development; and

WHEREAS, CHILDREN’S is a joint owner with EMORY in inventions and technology, developed by certain employees of EMORY; and

WHEREAS, LICENSOR has developed certain inventions and technology related to “[*****]” and “[*****],” which is in part described in EMORY File Nos. [*****] and UABRF Case Nos. [*****]; and

WHEREAS, EMORY has entered into an agreement with UABRF whereby EMORY takes the lead in seeking, negotiating and administering licenses to certain Licensed Technology; and

WHEREAS, EMORY has entered into an agreement with CHILDREN’S whereby EMORY may take the lead in seeking, negotiating and administering licenses to the Licensed Technology; and

WHEREAS, COMPANY wishes to obtain and LICENSOR wishes to grant certain rights to pursue the development and commercialization of the Licensed Technology in accordance with the terms and conditions of the Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein, the parties, intending to be legally bound, hereby agree as follows.

Article 1.        DEFINITIONS

The following terms as used herein shall have the following meaning:

"Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity.

"Agreement" or "License Agreement" shall mean this Agreement, including all APPENDICES.

“COMPANY’s Development Plan” shall mean the plan detailed in APPENDIX A of this Agreement, which may be amended upon written agreement by the parties.

"Dollars" shall mean United States dollars.

"Field of Use" shall mean all fields.

"Indemnitees" shall mean the Inventors and their respective heirs, executors, administrators and legal representatives and each of EMORY, CHILDREN’S, UABRF, their Affiliates, their trustees, directors, officers, employees, agents, contractors, and students, successors and legal representatives.

“Inventors” shall mean the inventors of the Licensed Patents.

"Licensed Patents" shall mean the patents and/or patent applications identified in APPENDIX B, together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part is disclosed in the parent License Patent and rights to the continuations-in-part are not obligated to a third party), foreign counterparts of such patent applications and any patents which issue thereon anywhere in the world, including reexamined and reissued patents.

"Licensed Product(s)" shall mean any process, service or product covered by a Valid Claim of any Licensed Patent or that incorporates or uses any Licensed Technology. For the avoidance of doubt, a process, service or product is a Licensed Product if it incorporates Licensed Technology and adds additional features.

"Licensed Know-How" shall mean tangible and intangible technical information found in research notebooks, folders, e-files (CDs, diskettes, tape, hard drives, external drives, third-party note taking applications, cloud and flash storage) containing the researchers and/or inventors’ work related to the Licensed Patents including but not limited to:

Preclinical

Materials, methods, techniques and observations related to:

a)	Preclinical animal efficacy and toxicity data
b)	Viral transduction of immune effector cells
c)	Generation of chemotherapy resistant immune effector cells
d)	Transducing CARs into immune effector cells

Regulatory

Pre-IDE briefing documents

Pre-IDE meeting submission and minutes

IDE application/submission

IDE approval

Pre-IND briefing documents (if any)

Pre-IND submission

Pre-IND meeting notes

Pre-IND meeting minutes

IND submission

IND meeting notes and minutes

IND correspondence and approvals

Any regulatory correspondence, submissions, requests for meeting, minutes and approval of protocol changes

All IRB submissions, comments, revisions and resubmissions (if any) related to clinical trials

CMC

Manufacturing SOPs/Protocols related to CMC

a)	Manufacturing SOPs/Protocols for CMC for single and multi-site cross validation
b)	All analytical data and analysis performed in preparation for CMC submission, including data for validation and qualification of assays
c)	All third party contracts and correspondence including, data, SOPs, and analysis generated in preparation for CMC submission (e.g., CROs that contributed mycobacterial analysis, mass spec, viral contamination analysis etc.)
d)	Most recent Pharm/Tox data updates
e)	Any data and analysis prepared for CMC filing, including third party contractors
f)	Regulatory documents related to anticipated CMC filings

Clinical

Draft Clinical trial protocol(s)

Final Clinical trial protocol(s)

Statistical design(s) and protocols for clinical trials

Any minutes/submissions/correspondence from CRTC (Cancer center Translational Research Committee) meeting

Any minutes/submissions/correspondence from NIH RAC

Any minutes/submissions/correspondence from Brain Tumor Working Group

Copies of all grants and grant applications that funded the research and clinical studies

All existing manuscripts in preparation or submission covering the research or clinical studies

Any pharmacy reports related to study drug shipping, handling, and distribution to investigators, including pharmacy contacts at each clinical site

Contact information for study participants, including but not limited to investigators, scientific advisors, statisticians, nurse coordinators, quality and regulatory personnel.

Any interim and final results from clinical studies including:

a)	Current patient responses and disease free survival, including follow up data and chart entries to verify response and survival
b)	Redacted patient case record forms (CRFs), lab tests, CT’s, Pet scans,
c)	Most recent Pharm/Tox data and patient safety updates, and

(collectively, “Know-How”), which are known, learned, invented, or developed solely by the Inventors and disclosed to LICENSOR by the Inventors as of the Effective Date to the extent that (i) in the reasonable judgment of COMPANY and LICENSOR, such Know-How is required for the manufacture, use, development, testing, marketing, export, import, offer for sale or sale of any Licensed Product and (ii) LICENSOR possesses the right to license the use of such Know-How to COMPANY for commercial purposes.

“Licensed Technology” means Licensed Patents and Licensed Know-How.

"Licensed Territory" means the world.

"Net Selling Price" of Licensed Products shall mean the gross selling price paid by a purchaser of a Licensed Product to COMPANY, an Affiliate or Sublicensee of COMPANY, or any other party authorized by COMPANY to sell Licensed Products less the following discounts:

a)	customary trade, quantity and cash discounts actually allowed and taken, including rebates granted to managed health care or governmental organizations;
b)	credits actually given for retroactive price reductions, rejected or returned Licensed Products;
c)	freight, postage, shipping, transportation and insurance costs, if actually paid and separately itemized on the invoice paid by the purchaser; and
d)	excise taxes, customs duties and other governmental charges included in the invoiced amount.

Where a Sale is deemed [*****] of Licensed Products for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by COMPANY in consideration of the Sale of comparable Licensed Products during the [*****] period immediately preceding such Sale, without [*****]. If no Sales of Licensed Products have occurred in the preceding [*****], then the parties shall, in good faith, negotiate the cash value of such Sale. In the event that the parties cannot agree on the Net Selling Price within [*****] of beginning such negotiations, the Net Selling Price shall be determined by a mutually agreeable qualified appraiser.

Notwithstanding the foregoing in this Section, amounts received by COMPANY, its Affiliates or Sublicensees of COMPANY or its Affiliates for the sale of Licensed Products among COMPANY, its Affiliates and Sublicensees for resale shall not be included in the computation of Net Selling Price hereunder.

“Prosecution and Maintenance” or “Prosecute and Maintain” shall mean, with respect to a particular patent application or patent, the preparation, filing, prosecution and maintenance of such patent or patent application, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to such patent or patent application, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such patent or patent application.

“Regulatory Documents” means any document or information prepared for submission to, or submitted to any Governmental Authority with respect to the Licensed Patents that have been provided to LICENSOR and/or an Inventor. Regulatory Documents shall include, but not be limited to, documents related to investigational new drug applications.

"Sale," “Sell” or "Sold" shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise by COMPANY, its Affiliates, Sublicensees or any third party authorized by COMPANY to make such sale, transfer, exchange or disposition. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, gifted, or disposed of, when such transfer, exchange, gift, or other disposition occurs.

To the extent that a Licensed Product is provided for a Humanitarian Purpose or is distributed under an Investigational New Drug Application (“IND”) or its domestic or foreign equivalent, the distribution will not be considered a Sale if the Net Selling Price does not exceed the Absorbed Cost thereof. Licensed Product distributed for a “Humanitarian Purpose” shall mean: 1) distribution through programs providing Licensed Product to government agencies or not-for-profit organizations established for charitable, humanitarian, or educational purposes such as organizations classified by the Internal Revenue Service under 501(c)(3) or (4),or any national or international equivalent thereof; and 2) distribution through programs providing Licensed Products to individual physicians, pharmacies or patients in countries that are listed, at the time of first sale of any Licensed Product by the World Bank, as a low or low middle income country which are listed in attached APPENDIX I. If the actual Net Selling Price of products distributed for a Humanitarian Purpose or under an IND exceeds the Absorbed Costs, the distribution shall be deemed to be a Sale. For these purposes, “Absorbed Costs” shall mean the amounts allocated by COMPANY for distribution of a Licensed Product calculated in accordance with reasonable cost accounting methods consistent with the way COMPANY allocates such costs to other products and which shall be calculated from: (i) direct labor used in support of manufacturing operations; (ii) materials; (iii) overhead costs including facility and administrative expenses; and (iv) reasonable third party costs.

"U.S. Government Licenses" shall mean the non-exclusive license to the U.S. Government or agencies thereof pursuant to NIH grant No.: [*****], copies of which are attached hereto as APPENDIX C.

"Valid Claim" shall mean a claim in an unexpired patent or pending patent application so long as such claim shall not have been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction in the relevant country.

Article 2.     GRANT OF LICENSE

2.1       License. LICENSOR hereby grants COMPANY and its Affiliates an exclusive, sublicenseable right and license, subject to Sections 2.2 through 2.6, in and to the Licensed Patents to make, have made, use, advance, manufacture, have manufactured, commercialize, have commercialized, use, have used, import, export, rent, lease, distribute, offer for sale, and sell, or have sold Licensed Products in the Field of Use in the Licensed Territory during the term of this Agreement. LICENSOR hereby grants COMPANY and its Affiliates an exclusive right and license, subject to Sections 2.2 through 2.7 in and to their interest in the Licensed Know-How to develop, have developed, make, have made, advance, manufacture, have manufactured, commercialize, use, have used, import, export, rent, lease, distribute, offer for sale, and sell, or have sold Licensed Products in the Field of Use in the Licensed Territory during the term of this Agreement. LICENSOR shall use reasonable efforts to transfer or provide to COMPANY a copy of Licensed Know-How requested by the COMPANY, which has not been previously provided, within [*****] of any written request. LICENSOR shall use reasonable efforts to transfer or provide to COMPANY a copy of all Regulatory Documents (i) within [*****] of LICENSOR’s receipt of such from the Inventors or (ii) within [*****] of the submission or receipt of such Regulatory Documents by LICENSOR, whichever shall occur first. For the avoidance of doubt, LICENSOR shall promptly after the Effective Date transfer to COMPANY a copy any investigational new drug application related to any Licensed Patent.

2.2     Government Rights. COMPANY acknowledges that LICENSOR and COMPANY may have certain obligations and the United States government may have certain rights in the Licensed Technology if such was developed with any assistance through grants or contracts from the United States. COMPANY hereby warrants that it shall take all action necessary to satisfy and to enable LICENSOR to satisfy such obligations. If the United States government should take action which [*****], LICENSOR or COMPANY may [*****] upon reasonable prior notice or [*****] upon reasonable prior notice to [*****] (including without limitation with respect to [*****]). LICENSOR will provide reasonable prior notice to enable COMPANY to [*****]. COMPANY shall [*****] prior to the date of such action.

2.3     Research Agreement. In the event COMPANY or its Affiliates wish to conduct research on the Licensed Patents or any Licensed Product with Inventors or LICENSOR, this research will be the subject of a separate research collaboration agreement between EMORY, UABRF, or CHILDREN’S (as applicable) and COMPANY to be negotiated in good faith by the relevant Parties.

2.4     Retained License. The exclusive license granted herein is further conditional on the right retained by LICENSOR, on behalf of themselves, their employees and research collaborators, to make, have made, use, import, and transfer Licensed Products and practice the Licensed Technology for non-commercial research, educational and non-commercial and humanitarian clinical purposes.

2.5     Sublicenses. Upon written approval from EMORY, on behalf of LICENSOR, such approval not to be unreasonably withheld, COMPANY may grant sublicenses to third parties (“Sublicensees”) with financial terms and conditions that are at least as favorable to LICENSOR and that are consistent with the other terms and conditions of this Agreement, provided that COMPANY shall be responsible for the obligations of its Sublicensees that are relevant to this Agreement and remain responsible for any reporting and any payment of all fees and royalties due under this Agreement. Subject to the sublicensing terms in this Section 2.5, Sublicensees may be permitted to further sublicense their rights to practice the Licensed Patents. COMPANY shall not enter into any sublicense without fully and completely complying with Section 15.1 herein.

2.5.1       COMPANY shall include in any sublicense granted pursuant to this Agreement, a provision requiring the Sublicensee to indemnify Indemnitees and maintain liability coverage to the same extent that COMPANY is so required pursuant to Section 10.3 of this Agreement.

2.5.2       COMPANY shall include in any sublicense granted pursuant to this Agreement, a provision that grants EMORY the right to audit the Sublicensee to the same extent that EMORY has the right to audit the COMPANY pursuant to Section 4.4 of this Agreement.

2.5.3       COMPANY shall provide EMORY with copies of all sublicense agreements and any amendments and terminations within [*****] of their execution date, which, if redacted, must include the relevant provisions under this Article 2 and [*****] terms of the sublicense; the disclosure of sublicense agreements to EMORY shall be subject to the confidentiality obligations set forth in this agreement.

2.5.4       COMPANY shall ensure that any sublicense or distributor agreements will include a provision that causes automatic termination of the sublicense or distribution agreement in the event that a Sublicensee or distributor challenges, either directly or indirectly, the validity, enforceability or scope of any claim within the Licensed Patents in a court or other governmental agency of competent jurisdiction, including in a reexamination or opposition proceeding.

2.5.5       If this Agreement terminates for any reason other than Expiration, (i) COMPANY shall notify the Sublicensee of the termination, (ii) the sublicense will terminate simultaneously with the termination of this Agreement, and (iii) upon mutual agreement, the Sublicensee may enter into a license agreement with LICENSOR with respect to the rights and terms originally sublicensed to it by COMPANY.

2.5.6       Subject to the sublicensing terms in this Section 2.5, Sublicensees may be permitted, on a case-by-case basis, to further sublicense their rights to practice the Licensed Patents.  Prior to the execution of any sublicense agreement which allows a Sublicensee to further sublicense, COMPANY shall present to EMORY a reasonably detailed business justification for the proposed sublicense, as well as [*****], for LICENSOR’s review and approval, such approval not to be unreasonably withheld.  COMPANY shall proceed with execution of the proposed sublicense agreement only with EMORY’s prior written consent, such consent not to be unreasonably withheld.

2.6     No Implied License. The license and rights granted in this Agreement shall not be construed to confer any rights upon COMPANY, its Affiliates, or Sublicensees by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Technology.

2.7     U.S. Manufacturing. To the extent that any Licensed Technology is developed using any funding from the United States government, COMPANY agrees to use its best efforts to substantially manufacture in the United States, any Licensed Products sold in the United States unless any waivers required are obtained from the United States government. COMPANY shall notify EMORY if it desires to request any such waivers, which request EMORY or UABRF (as applicable) shall make to the United States government on COMPANY’s behalf.

Article 3. CONSIDERATION FOR LICENSE

3.1     License Fee. As partial consideration for the license granted to COMPANY under this Agreement, COMPANY shall pay EMORY on behalf of the LICENSOR a license fee in the amount of [*****] Dollars within [*****] of the Effective Date of this Agreement.

3.2     Running Royalties. As partial consideration for the license granted to COMPANY under this Agreement, COMPANY shall pay EMORY on behalf of the LICENSOR a total royalty equal to the percentage set forth on APPENDIX D times the Net Selling Price of all Licensed Products Sold during the term of this Agreement by COMPANY, its Affiliates, its Sublicensees or any third party authorized by COMPANY to Sell Licensed Products. Royalties shall be due and payable on a quarterly basis (March 31, June 30, September 30 and December 31) [*****] following the end of the calendar quarter in which such amounts were received by COMPANY.

3.2.1       Global Access Sales. Notwithstanding the foregoing, COMPANY, its Affiliates or Sublicensees shall pay EMORY on behalf of the LICENSOR [*****] total royalty on Net Sales of Licensed Products sold in a country that is listed, at the time of first sale of any Licensed Product in any country, by the World Bank as a low or low middle income country or which is listed in attached APPENDIX I, if the Net Selling Price of such Licensed Products exceeds the Absorbed Cost thereof. Should the Net Selling Price of such Licensed Products not exceed the Absorbed Cost thereof, such sales shall be treated as Humanitarian and no royalty shall be due.

3.2.2       Reduction of Royalties-Third Party Royalties. If, at any time, COMPANY discovers that any Licensed Product or the use thereof in the Field of Use or the practice of any Licensed Patent infringes claims of an unexpired patent or patents other than those in the Licensed Patents, COMPANY may, if it has not already done so, negotiate with the owner of such patents for a license on such terms as COMPANY deems appropriate. Should the license with the owner of such patents require the payment of royalties or other consideration to such owner, then the royalties otherwise payable under this Agreement may be reduced by the amount payable [*****] to the other patent owner(s). Notwithstanding the foregoing, however, in no event shall the royalties due to EMORY on behalf of the LICENSOR on Net Sales of such Licensed Products in any country be reduced by more than [*****] of the Running Royalty Percent as identified in APPENDIX D. If a combination product incorporates a product based on a patent (other than a Licensed Patent) to which COMPANY has secured rights via an agreement with the patent owner and the owner of such patent requires the payment of royalties or other consideration to such owner, then the royalties otherwise payable under this Agreement may be reduced by the amount payable [*****] to the other patent owner(s), but in no event shall the royalties payable under this Agreement be reduced by more than [*****].

3.2.3      Minimum Royalties. In the event that, following the first Sale of a Licensed Product (“First Sale”), the aggregate royalties paid to EMORY on behalf of the LICENSOR during any calendar year pursuant to Section 3.2 hereof do not exceed the minimum royalty set forth in APPENDIX E, COMPANY shall pay to EMORY on behalf of the LICENSOR no later than [*****] following the last day of such calendar year the difference between such minimum royalty amount and the actual royalties paid.

3.3     Sublicensee Payments. Within [*****] of receipt by COMPANY, COMPANY shall pay to EMORY on behalf of the LICENSOR as specified below, a percentage of any fees or payments paid to COMPANY by a Sublicensee (“Sublicensee Percentage”) as consideration for a sublicense grant under this Agreement. Such Sublicense Percentage shall be applied to any payments made to COMPANY by a Sublicensee, including but not limited to any initial licensing fees, milestone fees, maintenance fees, and premium equity payments, to the extent any such premium equity payment is directly attributable to the sublicense of the Licensed Patents and Licensed Technology.

Percentage	Sublicense Executed
15%	Prior to completion of a Phase I clinical trial
10%	After completion of any Phase I clinical trial
5%	After completion of any Phase II clinical trial
2%	After completion of any Phase IIb clinical trial
1%	After completion of any Phase III clinical trial

For purposes of this Agreement, premium equity payments shall mean the positive difference between the amount paid for COMPANY equity by a Sublicensee and the fair market value of said equity. The fair market value shall be the amount paid in the last round of financing if within [*****], or, if no round of financing occurred in that time, shall be agreed upon by the parties.

3.4     Milestone Payments. COMPANY shall pay to EMORY on behalf of the LICENSOR a Milestone Payment in the amount specified in APPENDIX F no later than [*****] after the occurrence of the corresponding Milestone Event. To the extent that a Milestone Payment is due to the COMPANY from a Sublicensee, the COMPANY shall pay to EMORY on behalf of the LICENSOR the amount of the Milestone Payment due.

3.5     License Maintenance Fees. In the event no Milestone Payment has been paid to EMORY on behalf of the LICENSOR prior to an anniversary of the Effective Date as set forth on APPENDIX G, COMPANY shall pay to EMORY on behalf of the LICENSOR the corresponding Maintenance Fee. No Maintenance Fee pursuant to this Section 3.5 shall be payable by COMPANY in the event it has achieved at least one Milestone Event and paid the corresponding Milestone Payment.

3.6     Reimbursement for Patent Expenses.

3.6.1      COMPANY shall reimburse EMORY on behalf of the LICENSOR for all fees, costs, and expenses incurred by EMORY and/or LICENSOR after the Effective Date and during the term of this Agreement related to Prosecuting or Maintaining the Licensed Patents in the Licensed Territory. COMPANY shall deliver such payment to EMORY on behalf of the LICENSOR within [*****] after EMORY on behalf of the LICENSOR provides COMPANY with detailed invoices of the amount of such fees, costs, and expenses. To the extent that COMPANY does not remit payment of any uncontested amounts within [*****] of notification, a late payment charge of [*****] will be assessed against the COMPANY.

3.6.2       COMPANY shall reimburse EMORY on behalf of the LICENSOR for all fees, costs, and expenses incurred by LICENSOR as of the Effective Date related to Prosecuting or Maintaining the Licensed Patents. These fees, costs, and expenses incurred up to the Effective Date are estimated to be [*****], however this amount may be subject to reasonably change upon final notification to COMPANY. COMPANY shall deliver such payment to EMORY on behalf of the LICENSOR the earlier of [*****] from the Effective Date or [*****] of the [*****] and receipt by COMPANY of a detailed invoice of such costs.

3.7     Tax Payments. All payments made to EMORY on behalf of the LICENSOR under this Agreement shall be made free and clear of any tax, withholding or other governmental charge or levy (other than taxes imposed on the net income of LICENSOR), all such non-excluded amounts being “Taxes.” Should the COMPANY be obligated by law to withhold any Taxes on such payments, the payment due hereunder shall be increased such that after the withholding of the appropriate amount EMORY on behalf of the LICENSOR receives the amount that would have been paid but for the Taxes withheld. Should LICENSOR be obligated to pay such Taxes, and such Taxes were not satisfied by way of withholding, COMPANY shall promptly reimburse EMORY on behalf of the LICENSOR for such payment, in an amount such that after the payment of the Taxes, LICENSOR has received the same amount that it would have received had such Taxes not been payable.

Article 4.       REPORTS AND ACCOUNTING

4.1.    Progress Reports. Within [*****] after [*****] of each calendar year, COMPANY shall provide EMORY on behalf of the LICENSOR with a written report detailing the activities of the COMPANY relevant to the COMPANY’s Development Plan and the development and commercialization of Licensed Products. For avoidance of doubt, non-receipt of such written report within the specified time period shall [*****].

4.2.    Royalty Reports. Beginning [*****], during the term of this Agreement, COMPANY shall provide EMORY on behalf of the LICENSOR written reports [*****] until the first Sale of a Licensed Product and quarterly thereafter showing:

i.	the occurrence of any event triggering a Milestone Payment obligation or any other payment in accordance with Article 3;
ii.	a summary of all reports provided to COMPANY by COMPANY'S Sublicensees, including the names and addresses of all Sublicensees;
iii.	the amount of any consideration received by COMPANY from Sublicensees and an explanation of the contractual obligation satisfied by such consideration;
iv.	within a given fiscal quarter, the gross selling price and the number of units of all Licensed Products (identified by product number/name) Sold in each country of the Licensed Territory, together with the calculations of Net Selling Price;
v.	within a given fiscal quarter, the royalties payable in Dollars which accrued hereunder; and
vi.	within a given fiscal quarter, the exchange rates, if any, used in determining the amount due.

4.3.    Records. During the term of this Agreement and for a period of [*****] thereafter, COMPANY shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to EMORY on behalf of the LICENSOR may be readily and accurately determined. COMPANY shall furnish EMORY on behalf of the LICENSOR copies of such records upon EMORY’s request.

4.4.    Right to Audit. EMORY on behalf of the LICENSOR shall have the right, upon prior notice to COMPANY, its Affiliates or a Sublicensee, not more than once in each [*****] period and the calendar year immediately following termination of the Agreement, through an independent certified public accountant selected by EMORY on behalf of the LICENSOR, to have access during normal business hours as may be reasonably necessary to examine the records of COMPANY, its Affiliates or Sublicensee to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the accuracy of the of the calculation of any payment due under this Agreement. If such independent public accountant's report shows any underpayment of royalties by COMPANY, its Affiliates or Sublicensees, within [*****] after COMPANY'S receipt of such report, COMPANY, or its Affiliates, shall remit or shall cause its Sublicensees to remit to EMORY on behalf of the LICENSOR:

(i)	the amount of such underpayment; and
(ii)	if such underpayment exceeds [*****] percent of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent public accountant performing the audit.

Otherwise, EMORY's accountant's fees and expenses shall be borne by LICENSOR in accordance with the terms of the agreements between EMORY and CHOA and EMORY and UABRF.

Article 5.       PAYMENTS

5.1.    Payment Due Dates. Royalties shall accrue commencing upon the first Sale of a Licensed Product in the Licensed Field of Use in any country in the Licensed Territory. Royalties and sublicense fees payable to EMORY on behalf of the LICENSOR as a result of activities occurring during the period covered by each royalty report provided for under Article 4 of this Agreement shall be due and payable on the date such royalty report is due. All other payments required under this Agreement, if not specified otherwise in this Agreement, shall be payable within [*****] of the receipt by Company of payment or other due date of each payment.

5.2.    Payment Delivery. Unless otherwise requested by EMORY, all payments due to LICENSOR under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

Emory University

Attn: Director, Office of Technology Transfer

1599 Clifton Rd. 4th Floor

Atlanta, Georgia 30322

Facsimile: (404) 727-1271

Any payment in excess of [*****] dollars or originating outside of the United States shall be made by wire transfer to an account of EMORY for and on behalf of LICENSOR designated by EMORY from time to time and royalty reports shall be sent by facsimile or express courier to the Director, Office of Technology Transfer on the same date. Royalty reports may also be transmitted via email to OTT-Legal@EMORY.edu, provided that if no confirmation of receipt is received, COMPANY agrees to forward the report via facsimile or express courier.

5.3.    Currency Conversion. Except as hereinafter provided in this Section 5.3, all royalties shall be paid in U.S. Dollars. If any Licensed Products are Sold for consideration other than Dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to Dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. editions), Bloomberg or equivalent for conversion of the foreign currency into Dollars on the last day of the quarter for which such payment is due.

5.4.    Interest. Royalties and other payments required to be paid by COMPANY pursuant to this Agreement shall, if overdue, bear interest until payment at a rate [*****]. The interest payment shall be due from the day the original payment was due until the day that the payment was received by EMORY. The payment of such interest shall not foreclose EMORY and/or LICENSOR from exercising any other rights it may have because any payment is overdue. Should any overdue payment be collected through a third party service due to non-payment, COMPANY agrees to pay any fees charged by such service in addition to any overdue delinquency.

Article 6.       DILIGENCE AND COMMERCIALIZATION

6.1.     Diligence. COMPANY represents and warrants that it has the necessary expertise and will, as appropriate, acquire the necessary resources to fully develop and commercialize Licensed Products. COMPANY shall use its best efforts, either directly or through Affiliates or Sublicensees, throughout the term of this Agreement to comply with COMPANY's Development Plan and to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the rights and license granted in this Agreement to COMPANY and to create, supply, and service in the Licensed Territory as extensive a market as reasonably possible and shall include substantially similar diligence and commercialization terms in any sublicense agreement. In no instance shall COMPANY's best efforts be less than efforts customary in COMPANY's industry for similar technologies utilizing those resources that would be employed by COMPANY of a product or compound of similar market potential at a similar stage in its development or product life as the Licensed Products (taking into account, without limitation, issues of safety and efficacy, product profile, intellectual property situation, regulatory environment and other relevant scientific and commercial factors). If EMORY on behalf of the LICENSOR reasonably determines that COMPANY is failing to meet its diligence requirement for any particular Licensed Product, EMORY on behalf of the LICENSOR may, upon [*****] prior written notice specifying the details of the suspected breach, terminate or partially terminate this Agreement and grant third parties rights in the Licensed Technology, unless within such [*****] period, COMPANY can provide reasonable evidence of meeting the requirements under this Agreement.

6.2.    Development Milestones. COMPANY shall adhere to the schedule of development milestones and dates set forth in APPENDIX H. If COMPANY fails to meet any deadline set forth in APPENDIX H, due to a failure to reasonably demonstrate sufficient diligence through the expenditure of time, money or effort in planning, working and undertaking objectives in accordance with the Development Plan, EMORY on behalf of the LICENSOR, may, upon [*****] prior written notice, terminate or partially terminate this Agreement and grant third parties rights in the Licensed Patents and Licensed Technology unless COMPANY cures its failure within a [*****] remedy period. If COMPANY fails to meet any deadline set forth in APPENDIX H and such failure is not attributable to [*****], and COMPANY has reasonably demonstrated sufficient diligence [*****], then EMORY on behalf of the LICENSOR and COMPANY agree to enter good-faith negotiations to adjust the development milestones. If, upon [*****] following the passing of a development milestone, the parties are unable to reach agreement on restating the milestone deadlines, EMORY on behalf of the LICENSOR may terminate or partially terminate this Agreement and grant third parties rights in the Licensed Patents and Licensed Technology. The Parties acknowledge and agree that the Development Plan, and the development and commercialization milestones, each set forth on attached Exhibits A and H, are reasonable. If, following the first adjustment of the development milestones, COMPANY fails to meet the restated milestone deadlines and such failure is not attributable to [*****], then EMORY on behalf of the LICENSOR may, upon written notice, terminate or partially terminate this Agreement and grant third parties rights in the Licensed Technology.

6.3.    Sublicensee Performance. LICENSOR agrees that a Sublicensee’s or Affiliate’s performance of its diligence obligations regarding a Licensed Product as set forth in the sublicense agreement shall be deemed to be performance by COMPANY of its diligence obligations for such Licensed Product under this License Agreement, including, but not limited to, those set forth in Article 6 hereof. COMPANY further agrees to attach copies of pertinent portions of this Agreement, as jointly redacted by COMPANY and EMORY, to executed sublicense agreements and to provide a report on a Sublicensee’s performance as part of its reporting obligations under Article 4.

Article 7.      PATENT PROSECUTION

7.1.    Licensed Patents. The Prosecution and Maintenance of the Licensed Patents shall be the primary responsibility of EMORY on behalf of the LICENSOR. EMORY on behalf of the LICENSOR shall select such legal counsel as it deems appropriate to assist it in this process, provided that such counsel is reasonably acceptable to COMPANY.

7.1.1        Comment. EMORY on behalf of the LICENSOR shall provide COMPANY with copies of all filings and official correspondence pertaining to such Prosecution and Maintenance of the Licensed Patents so as to give COMPANY an opportunity to advise and reasonably cooperate with EMORY on behalf of the LICENSOR in such Prosecution and Maintenance. In the event LICENSOR desires to transfer the prosecution of any of the Licensed Patents to new patent counsel, COMPANY’s written consent shall be obtained, which consent shall not be unreasonably withheld or delayed.

7.1.2        New Applications. COMPANY shall notify EMORY on behalf of the LICENSOR in writing of the countries in which COMPANY wishes additional patent applications to be filed under the Licensed Patents, including but not limited to national phase filings and regional registrations. LICENSOR shall, at COMPANY’s expense, promptly file such additional patent applications. LICENSOR may, at its own expense, file patent applications in any country in which COMPANY elects not to file and such applications shall not be subject to any license granted to COMPANY hereunder.

7.1.3        Reimbursement. If COMPANY should fail to timely make reimbursement for patent expenses for any Licensed Patent, LICENSOR, in addition to any other remedies under the Agreement, shall have no further obligation to Prosecute or Maintain such Licensed Patent(s). COMPANY, upon [*****] written notice, may advise EMORY on behalf of the LICENSOR that it no longer wishes to pay expenses for Prosecution or Maintenance of one or more Licensed Patents. LICENSOR may, at its sole option, elect to pay such expenses and, if so, such patents or patent applications shall cease to be subject to any license granted to COMPANY hereunder.

7.1.4        Information to the COMPANY. EMORY on behalf of the LICENSOR shall use reasonable efforts to provide COMPANY with copies of all patent correspondence relating to the Licensed Patents. EMORY on behalf of the LICENSOR shall provide copies of all patent applications and all filings, correspondence and other related documentation pertaining to prosecutorial matters arising from the patent prosecution activities, including, but not limited to, all office actions, requests for examinations and restriction requirements.

7.2     Extension of Licensed Patents. LICENSOR shall direct Prosecution and Maintenance of the Licensed Patents, including any extension to the term of the Licensed Patents. COMPANY, at its expense, may request in writing at least [*****] before expiration of the Licensed Patent that LICENSOR have the normal term of any Licensed Patents extended or restored under any country's procedure for extending patent term. Royalties shall be payable until the end of the extended term of the patent. In the event that COMPANY does not elect to extend a Licensed Patent, LICENSOR may, at its own expense, effect such extension and, if LICENSOR elects to pay such expenses, such extended Licensed Patents shall not be subject to any license granted hereunder subsequent to its non-extended expiration date.

Article 8.       INFRINGEMENT

8.1     The Parties shall promptly notify each other of any suspected infringement of any Licensed Patents.

8.1.1      During the Term, COMPANY shall, at its expense, have the right to enforce any Licensed Patents against such infringer and may defend any declaratory judgment action brought against it alleging the invalidity of a Licensed Patent. COMPANY agrees to defend LICENSOR against any counterclaim brought against it in such action. LICENSOR shall cooperate with reasonable requests from COMPANY in such effort, at COMPANY'S expense, including being joined as a party to such action, if necessary. COMPANY shall reimburse LICENSOR for actual costs incurred, including reasonable attorneys’ fees, as part of any action brought by COMPANY.

8.1.2      COMPANY shall use its best efforts to terminate any suspected infringement of any Licensed Patents or resolve any other actual or potential claim(s) or cause(s) of action without resorting to litigation, which may include negotiating and executing a sublicense agreement that complies with the terms of this Agreement. COMPANY understands and agrees that any sublicense entered into under this Section must satisfy all requirements of a sublicense as set forth in Section 2.5, including obtaining written approval from EMORY on behalf of the LICENSOR. Before COMPANY commences an action with respect to any infringement or potential infringement or commences an action filed by, or responds to an allegation raised by, a third party, it shall give careful consideration to the views and the potential effects on the public interest in making its decision whether or not to sue or how to respond. LICENSOR shall use reasonable efforts in accordance with their own policies and procedures to cooperate with COMPANY in connection with any such remedial action undertaken by COMPANY under this Section, and COMPANY shall be responsible for any costs and expenses incurred by LICENSOR associated with such cooperation.

8.1.3      COMPANY shall not enter into any settlement agreement, voluntary dismissal, consent judgment, agreement pursuant to Section 8.1.2., or other voluntary final disposition in any action regarding the Licensed Patents, without the express written consent of EMORY on behalf of LICENSOR, which shall not be unreasonably withheld. For the avoidance of doubt, COMPANY acknowledges that it shall not be unreasonable for LICENSOR to withhold consent to any settlement agreement, voluntary dismissal, consent judgment, agreement pursuant to Section 8.1.2., or other voluntary final disposition in any action regarding the Licensed Patents that does not include a complete release of such party from all liability or that contains or contemplates any payment by, or injunctive or equitable relief binding upon such party. Any amounts received shall first be applied in satisfaction of the actual and reasonable costs and expenses incurred by COMPANY and any balance shall be deemed to be proceeds of Sales of Licensed Products in the fiscal quarter received.

8.2     If COMPANY fails, within [*****] after receiving notice of a potential infringement, to institute an action against such infringer or notifies LICENSOR that it does not plan to institute such action, then LICENSOR shall have the right to do so at its own expense. COMPANY shall cooperate with LICENSOR in such effort including being joined as a party to such action if necessary. LICENSOR shall be entitled to retain all damages or costs awarded in such action. Should either LICENSOR or COMPANY be a party to a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other party who may, at its discretion, continue prosecution of such suit at its own expense.

Article 9.       LIMITED WARRANTY AND EXCLUSION OF WARRANTIES

9.1     Representation by LICENSOR. Each of the entities comprising the LICENSOR represents and warrants that it has the right and authority to enter into this Agreement and that, to the best of its knowledge, neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which it is a party. EMORY represents that, to the best of its knowledge, as of the Effective Date, the LICENSOR is the owner of the Licensed Technology and has the right to issue licenses to the same. LICENSOR does not warrant the validity of the Licensed Patents licensed hereunder and makes no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents or Licensed Technology may be exploited by COMPANY or its Affiliates or Sublicensees without infringing other patents.

9.2     Merchantability and Exclusion of Warranties. COMPANY possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Products and Licensed Technology to make, and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Products and Licensed Technology. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, REGARDING THE RESULTS OF ITS EFFORTS TO DEVELOP, MANUFACTURE OR COMMERCIALIZE ANY LICENSED PRODUCT. LICENSOR DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

Article 10.       DAMAGES, INDEMNIFICATION AND INSURANCE

10.1   No Liability. LICENSOR shall not be liable to COMPANY or COMPANY'S Affiliates, or customers and/or Sublicensees of COMPANY or COMPANY’S Affiliates, for compensatory, special, incidental, indirect, consequential or exemplary damages resulting from the manufacture, testing, design, labeling, use or sale of Licensed Products.

10.2   Indemnification. COMPANY shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all claims, demands, loss, liability, expense, or damage (including reasonable investigative costs, court costs and attorneys' fees) (“Claims”) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees to the extent caused by or resulting from, in whole or in part, COMPANY'S or COMPANY'S Affiliates, contractors, agents, or Sublicensees manufacture, testing, design, use, Sale, or labeling of any Licensed Products or the use of any Licensed Technology or the use of any Licensed Product by any third party, including any consumer or customer, except to the extent caused by the negligence or willful misconduct of LICENSOR, and/or any of their Affiliates, and/or their respective contractors, agents or employees, including the Inventors. COMPANY'S obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

COMPANY agrees to provide attorneys reasonably acceptable to LICENSOR to defend against such a claim. LICENSOR shall cooperate with COMPANY in any defense of such claim. COMPANY shall not settle any such claims, demands or actions under this Section 10.2, without the express, prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed. COMPANY'S obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

10.3   Insurance. Without limiting COMPANY'S indemnity obligations under the preceding paragraph, COMPANY shall, prior to any clinical trial or Sale of any Licensed Product, cause to be in force a products liability insurance policy. Such policy shall:

(i)	provide product liability coverage in an amount that is customary for the stage of development, but no less than [*****] per occurrence;
(ii)	insure Indemnitees for all claims, damages, and actions mentioned in Section 10.2 of this Agreement;
(iii)	include contractual liability coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;
(iv)	include clinical trial coverage (if excluded from product liability coverage), COMPANY agrees to secure separate clinical trial Errors & Omissions Liability coverage that meets all policy requirements as outlined in Section 10.3;
(v)	require the insurance carrier to provide EMORY on behalf of the LICENSOR with no less than [*****] written notice of any change in the terms or coverage of the policy or its cancellation; and
(vi)	If written on a “claims made” basis, the Company agrees to provide coverage for ten years after the contract is completed.

All insurance coverage required under this Agreement shall be primary to any coverage carried by EMORY, CHILDREN’S, and UABRF, shall waive all rights of subrogation against any additional insured and shall be placed with insurers whose A.M. Best’s rating is at least A-X.

As detailed in Section 2.5, COMPANY agrees to require any Sublicensee under Section 2.5 of this Agreement to maintain insurance coverage consistent with this Section 10.3.

10.4   Notification. COMPANY shall provide to EMORY on behalf of the LICENSOR prior to its first clinical trial or commercial Sale of any Licensed Product, certificates of insurance evidencing the coverages required in section 10.3 above and adding each entity constituting the LICENSOR as additional insureds.

10.5   Notice of Claims. COMPANY shall promptly notify EMORY on behalf of the LICENSOR of all claims involving the Indemnitees and shall advise EMORY of the amounts that might be needed to defend and pay any such claims. EMORY on behalf of the LICENSOR shall promptly notify COMPANY of any and all claims brought to the LICENSOR’s attention relating to COMPANY’s indemnity obligations under this Agreement.

Article 11.       CONFIDENTIALITY

11.1   Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of [*****] thereafter:

(i)	COMPANY and its Affiliates and Sublicensees shall retain in confidence and use only for purposes of this Agreement, any written information and data supplied by LICENSOR under this Agreement and marked as proprietary;
(ii)	LICENSOR shall retain in confidence and use only for purposes of this Agreement any written information and data supplied by COMPANY under this Agreement and marked as proprietary.

For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Confidential Information."

11.2   Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators on condition that such entities or persons agree:

(i)	to keep the Confidential Information confidential for at least the same time periods and to the same extent as each party is required to keep it confidential;
(ii)	to use the Confidential Information only for such purposes as such parties are authorized to use it.

11.3   Release from Restrictions. Each party or its Affiliates or Sublicensees may use or disclose Confidential Information to the government or other regulatory authorities to the extent that such disclosure is reasonably necessary for the prosecution and enforcement of patents, or to obtain or maintain any regulatory approval, including authorizations to conduct clinical trials, or commercially market or obtain pricing approval of any Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement.

The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that:

(i)	is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Confidential Information (for purposes of this Article 11 the "receiving party") or its Affiliates or Sublicensees in contravention of this Agreement;
(ii)	is disclosed to the receiving party or its Affiliates or Sublicensees by a third party provided that such Confidential Information was not obtained by such third party in violation of any legal obligation; or
(iii)	prior to disclosure under this Agreement, was already in the possession of the receiving party, its Affiliates or Sublicensees, provided that such Confidential Information was not obtained directly or indirectly from the other party under this Agreement; or
(iv)	results from research and development by the receiving party or its Affiliates or Sublicensees, independent of the disclosing party’s Confidential Information; or
(v)	is required by law to be disclosed by the receiving party, provided that the receiving party uses its best efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or
(vi)	COMPANY and EMORY on behalf of the LICENSOR agree in writing may be disclosed.

Article 12.       TERM AND TERMINATION

12.1.  Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement (“Term”) shall commence on the Effective Date hereof and shall continue in full force and effect until the later of fifteen (15) years from the date of the first commercial Sale on a country by country basis or the expiration of the last to expire of the Licensed Patents in that country (“Expiration”).

12.2.  Termination. EMORY, on behalf of LICENSOR, shall have the right to terminate this Agreement upon the occurrence of a material breach by COMPANY. Without limitation, any one or more of the following shall each be deemed a material breach of this Agreement by COMPANY:

12.2.1.	[*****]; or
12.2.2.	[*****]; or
12.2.3.	[*****]; or
12.2.4.	[*****]; or
12.2.5.	[*****]; or
12.2.6.	[*****]; or
12.2.7.	the breach by COMPANY of any other material term of this Agreement.

Notwithstanding the foregoing, if the Company challenges the validity or enforceability of any Licensed Patent in a court or other governmental agency of competent jurisdiction, this Agreement shall terminate immediately.

EMORY on behalf of the LICENSOR shall provide COMPANY written notice describing the breach, which notice shall include EMORY’s intention to terminate the Agreement on behalf of the LICENSOR. If COMPANY does not cure the breach within [*****] after receipt of such notice, this Agreement will terminate immediately. If COMPANY disputes such breach in good faith by written notice to EMORY within the [*****] period, the matter will be submitted to dispute resolution as described under Article 14. EMORY’s right to terminate shall be suspended until resolution of the dispute. The procedures set forth in this Section 12.2 shall not prejudice LICENSOR’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim due to any breach or default by the COMPANY.

12.3.  Notice of Bankruptcy. COMPANY must inform EMORY on behalf of the LICENSOR of its intention to file a voluntary petition in bankruptcy or of another's intention to file an involuntary petition in bankruptcy to be received at least [*****] prior to filing such a petition. If COMPANY files a petition of bankruptcy [*****].

12.4.  Failure to Enforce. The failure of EMORY on behalf of the LICENSOR, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of EMORY or the LICENSOR thereafter to enforce each and every such provision of this Agreement.

12.5.  Termination by COMPANY. COMPANY shall have the right to terminate this Agreement at its sole discretion upon [*****] written notice to EMORY, on behalf of the LICENSOR. Such termination shall not relieve COMPANY of any obligations accruing prior to the date of termination, including the payment of any amounts due to EMORY on behalf of the LICENSOR under this Agreement through the effective date of such termination.

12.6.  Effect. If this Agreement is terminated for any reason other than Expiration, COMPANY shall return, or at LICENSOR's direction, destroy, all tangible materials (including plans, documents, samples, biological materials, models and the like) pertaining to the Licensed Technology supplied to COMPANY by LICENSOR, retaining one archival copy in its corporate legal department as required solely for compliance with any continuing obligations. Upon termination of this Agreement for any reason, in the event LICENSOR requests in writing to COMPANY, COMPANY shall provide LICENSOR, at LICENSOR’s sole cost and expense, [*****]. In the event this Agreement terminates or expires for any reason except material breach by COMPANY, LICENSOR shall not [*****] for a period of two (2) years without the written consent of COMPANY. For clarity, in the event this Agreement terminates due to a material breach by COMPANY, LICENSOR shall have the right to [*****] without any delay by COMPANY. Upon termination of this Agreement, COMPANY shall cease manufacturing, processing, producing, using, importing or Selling Licensed Products; provided, however, that COMPANY may continue to Sell in the ordinary course of business for a period of [*****] reasonable quantities of Licensed Products which are fully manufactured and in COMPANY’s normal inventory at the date of termination if (a) all monetary obligations of COMPANY to LICENSOR have been satisfied and (b) royalties on such sales are paid to LICENSOR in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination.

12.7.  Regulatory Information: In the event LICENSOR [*****], COMPANY shall [*****] the right to [*****]. Should COMPANY [*****] during the term of this Agreement, COMPANY may [*****] for development, use or sale of Licensed Product(s).

Article 13.       ASSIGNMENT

COMPANY may grant, transfer, convey, or otherwise assign any or all of its rights and obligations under this Agreement in conjunction with (i) the transfer of all, or substantially all, of the business interests of COMPANY or (ii) any merger or acquisition or business combination resulting in a change of control of COMPANY. Except as otherwise permitted under this Agreement, LICENSOR's written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of COMPANY'S rights or obligations under this Agreement. This Agreement shall be assignable by each entity that comprises the LICENSOR to any other nonprofit corporation affiliated with EMORY, CHILDREN’S, or UABRF upon prior written notice to COMPANY.

Article 14.        Dispute Resolution

14.1.  Negotiation. Any dispute related to this License Agreement shall be settled in accordance with the procedures specified in this Section. COMPANY and EMORY on behalf of the LICENSOR agree to attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Any dispute between the parties relating to this Agreement will first be submitted in writing to a senior executive of COMPANY and EMORY on behalf of the LICENSOR (the “Dispute Notice”), who will promptly meet and confer in an effort to resolve such dispute. Any agreed decisions of the executives will be final and binding on the parties. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

14.2.  Mediation. If the parties are unable to resolve any dispute by negotiation within [*****] of the Dispute Notice, then either party may initiate mediation upon written notice to the other party demanding mediation (the “Mediation Notice”), whereupon the dispute will be mediated by a mutually acceptable mediator to be chosen within [*****] after the Mediation Notice. The parties will share the costs of the mediator equally. If the parties cannot agree upon selection of a mediator within [*****] of the notice, then upon request of either party, the AAA shall appoint the mediator. Mediation shall take place in [*****] and shall proceed under the then current American Arbitration Association Model Commercial Mediation Procedures to the extent that the Model Procedure does not conflict with provisions of this article.

14.3.  Arbitration. Any dispute which has not been resolved by negotiation or mediation as described above within [*****] of the Dispute Notice, shall be settled by arbitration. The Arbitrators shall not have the ability to determine the validity or enforceability of any Licensed Patent. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by EMORY on behalf of the LICENSOR, one to be appointed by COMPANY, and one to be appointed by the two arbitrators appointed by EMORY and COMPANY. Arbitration shall take place in [*****], and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

14.4.  Costs. The fees and expenses, but not attorney’s fees, incurred in connection with any mediation or arbitration shall be borne by the party initiating the mediation or arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

14.5.  Continued Obligations. Each party shall continue to perform its undisputed obligations under this Agreement, including payments due, pending final resolution of any dispute arising out of or relating to this Agreement; provided, however that a party may suspend performance during any period in which the other party fails to perform its undisputed obligations.

Article 15.       MISCELLANEOUS

15.1   Export Controls. COMPANY acknowledges that Licensed Products and Licensed Technology may be subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities and that LICENSOR's obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by COMPANY that COMPANY shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. EMORY on behalf of the LICENSOR neither represents that an export license shall not be required nor that, if required, such export license shall issue.

15.2   Legal Compliance. COMPANY shall comply with all laws and regulations relating to its manufacture, processing, producing, using, importing Selling, labeling or distribution of Licensed Products and Licensed Technology and shall not take any action which would cause LICENSOR or COMPANY to violate any laws or regulations.

15.3   Independent Contractor. COMPANY'S relationship to LICENSOR shall be that of a licensee only. COMPANY shall not be the agent of LICENSOR and shall have no authority to act for, or on behalf of, LICENSOR in any matter. Persons retained by COMPANY as employees or agents shall not, by reason thereof, be deemed to be employees or agents of LICENSOR.

15.4   Patent Marking. COMPANY shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the applicable intellectual property laws in force in such foreign countries.

15.5   Use of Names. COMPANY shall obtain the prior written approval of the applicable LICENSOR or its Affiliate for the use of its trade name, trademark, service marks, or other protectable indicia prior to making use of its name for any purpose, except as required by law. Each of the entities making up LICENSOR shall obtain the prior written approval of COMPANY prior to making use of its or its Affiliates’ Trade name, trademark, service marks, or other protectable indicia for any purpose, except as required by law. As an exception to the foregoing, both COMPANY and each of the entities making up LICENSOR shall have the right to publicize the existence of this Agreement; however, neither COMPANY nor LICENSOR shall disclose the terms and conditions of this Agreement without the other party’s consent, except as required by law.

15.6   Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

15.7   Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia and the United States of America.

15.8   Venue. Only courts in the State of Georgia, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the parties arising under or relating to this Agreement.

15.9   Entire Agreement. This Agreement constitutes the entire agreement between LICENSOR and COMPANY with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto.

15.10 Survival. Articles 3, 4, 5, 9, 10, 11, 12.6, 12.7, 14, and 15 shall survive termination of this Agreement for any reason.

15.11 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

15.12 Force Majeure. Any delays in, or failure of performance of any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

15.13 Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which is deemed an original, but all of which together shall constitute one and the same instrument

Article 16.       NOTICES

All notices, statements, and reports required to be given by one party to the other shall be in writing. Progress and Royalty reports required under Article 4 may be delivered electronically with a copy to OTT-Legal@emory.edu.

Except for progress and royalty reports required under Article 4, all reports shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested and addressed as follows:

If to LICENSOR:	Emory University
Office of Technology Transfer
1599 Clifton Rd., 4th Floor
Atlanta, Georgia 30322
ATTN: Director
Facsimile: (404) 727-1271

With copies to:	Children’s Healthcare of Atlanta
Attn: Marie-Christine Reames
Office of Technology Transfer
1687 Tullie Circle NE,
Atlanta, Georgia 30329
Facsimile: (404) 785-9470

UAB Research Foundation
701 20th Street South, AB 770
Birmingham, Alabama 35233
(1720 2nd Avenue South, AB 770
Birmingham, AL 35294)
Attention Executive Director

If to COMPANY:	Incysus, Ltd.
Clarendon House
2 Church Street
Hamilton, HM11 Bermuda

With copies to:	Jill E. Anderson
Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Fascimile: (917) 206-4377

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above. Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above by facsimile provided that the party giving such notice obtains acknowledgement by facsimile that such notice has been received by the party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

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IN WITNESS WHEREOF, Each of the LICENSOR and COMPANY have caused this Agreement to be signed by their duly authorized representatives as of the day and year indicated below.

EMORY UNIVERSITY		INCYSUS, LTD.

By:	/s/ Authorized Signatory	By:	/s/ William Ho
		Name:	William Ho
		Title:	President and Chief Executive Officer
Date:	June 7, 2016

LIC.__.___	Date:	June 10, 2016

CHILDREN’S HEALTHCARE OF ATLANTA, INC.:

By:	/s/ Authorized Signatory

Date	June 7, 2016

THE UAB RESEARCH FOUNDATION

By:	/s/ Authorized Signatory

Date:	June 7, 2016

APPENDIX A

COMPANY’S DEVELOPMENT PLAN

[*****]

APPENDIX B

LICENSED PATENTS

[*****]

APPENDIX C

U. S. GOVERNMENT LICENSE(S)

[*****]

APPENDIX D

RUNNING ROYALTY PERCENTAGES

Cumulative Annual Net Sales less than [*****]	Percentage of Net Selling Price
Countries in which Licensed Patents exist	[*****]
Countries in which Licensed Patents do not exist	[*****]

Cumulative Annual Net Sales over [*****] and below [*****]	Percentage of Net Selling Price
Countries in which Licensed Patents exist	[*****]
Countries in which Licensed Patents do not exist	[*****]

Cumulative Annual Net Sales over [*****]	Percentage of Net Selling Price
Countries in which Licensed Patents exist	[*****]
Countries in which Licensed Patents do not exist	[*****]

APPENDIX E

MINIMUM ROYALTIES

Calendar Year after First Sale	Minimum Royalty
Year 3 (3rd calendar year following First Sale)	$500,000
Year 4	$1,000,000
Year 5 and subsequent years	$1,500,000

For clarity, the above minimum royalties shall only be payable should pivotal results demonstrate the Licensed [*****].

APPENDIX F

MILESTONES

Milestone Event		Milestone Payment

a)	[*****]	[*****]
b)	[*****]	[*****]

c)	[*****]	[*****]
d)	[*****]	[*****]

e)	[*****]	[*****]
f)	[*****]	[*****]

APPENDIX G

LICENSE MAINTENANCE FEES

Effective Date Anniversary	License Maintenance Fee
Fourth Anniversary	$ 250,000
Fifth Anniversary	$ 500,000
Sixth and Each Subsequent Anniversary	$ 1,000,000

APPENDIX H

DEVELOPMENT MILESTONES AND DATES

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APPENDIX I

List of Low and Low Middle Income Countries

1.	Afghanistan	South Asia	Low income
2.	Bangladesh	South Asia	Low income
3.	Benin	Sub-Saharan Africa	Low income
4.	Burkina Faso	Sub-Saharan Africa	Low income
5.	Burundi	Sub-Saharan Africa	Low income
6.	Cambodia	East Asia & Pacific	Low income
7.	Central African Republic	Sub-Saharan Africa	Low income
8.	Chad	Sub-Saharan Africa	Low income
9.	Comoros	Sub-Saharan Africa	Low income
10.	Congo, Dem. Rep.	Sub-Saharan Africa	Low income
11.	Eritrea	Sub-Saharan Africa	Low income
12.	Ethiopia	Sub-Saharan Africa	Low income
13.	Gambia, The	Sub-Saharan Africa	Low income
14.	Guinea	Sub-Saharan Africa	Low income
15.	Guinea-Bissau	Sub-Saharan Africa	Low income
16.	Haiti	Latin America & Caribbean	Low income
17.	Kenya	Sub-Saharan Africa	Low income
18.	Korea, Dem. Rep.	East Asia & Pacific	Low income
19.	Liberia	Sub-Saharan Africa	Low income
20.	Madagascar	Sub-Saharan Africa	Low income
21.	Malawi	Sub-Saharan Africa	Low income
22.	Mali	Sub-Saharan Africa	Low income
23.	Mozambique	Sub-Saharan Africa	Low income
24.	Myanmar	East Asia & Pacific	Low income
25.	Nepal	South Asia	Low income
26.	Niger	Sub-Saharan Africa	Low income
27.	Rwanda	Sub-Saharan Africa	Low income
28.	Sierra Leone	Sub-Saharan Africa	Low income
29.	Somalia	Sub-Saharan Africa	Low income
30.	Tajikistan	Europe & Central Asia	Low income
31.	Tanzania	Sub-Saharan Africa	Low income
32.	Togo	Sub-Saharan Africa	Low income
33.	Uganda	Sub-Saharan Africa	Low income
34.	Zimbabwe	Sub-Saharan Africa	Low income
35.	Armenia	Europe & Central Asia	Lower middle income
36.	Bhutan	South Asia	Lower middle income
37.	Bolivia	Latin America & Caribbean	Lower middle income
38.	Cameroon	Sub-Saharan Africa	Lower middle income
39.	Cabo Verde	Sub-Saharan Africa	Lower middle income
40.	Congo, Rep.	Sub-Saharan Africa	Lower middle income
41.	Côte d'Ivoire	Sub-Saharan Africa	Lower middle income
42.	Djibouti	Middle East & North Africa	Lower middle income

43.	Egypt, Arab Rep.	Middle East & North Africa	Lower middle income
44.	El Salvador	Latin America & Caribbean	Lower middle income
45.	Georgia	Europe & Central Asia	Lower middle income
46.	Ghana	Sub-Saharan Africa	Lower middle income
47.	Guatemala	Latin America & Caribbean	Lower middle income
48.	Guyana	Latin America & Caribbean	Lower middle income
49.	Honduras	Latin America & Caribbean	Lower middle income
50.	India	South Asia	Lower middle income
51.	Indonesia	East Asia & Pacific	Lower middle income
52.	Kiribati	East Asia & Pacific	Lower middle income
53.	Kosovo	Europe & Central Asia	Lower middle income
54.	Kyrgyz Republic	Europe & Central Asia	Lower middle income
55.	Lao PDR	East Asia & Pacific	Lower middle income
56.	Lesotho	Sub-Saharan Africa	Lower middle income
57.	Mauritania	Sub-Saharan Africa	Lower middle income
58.	Micronesia, Fed. Sts.	East Asia & Pacific	Lower middle income
59.	Moldova	Europe & Central Asia	Lower middle income
60.	Mongolia	East Asia & Pacific	Lower middle income
61.	Morocco	Middle East & North Africa	Lower middle income
62.	Nicaragua	Latin America & Caribbean	Lower middle income
63.	Nigeria	Sub-Saharan Africa	Lower middle income
64.	Pakistan	South Asia	Lower middle income
65.	Papua New Guinea	East Asia & Pacific	Lower middle income
66.	Paraguay	Latin America & Caribbean	Lower middle income
67.	Philippines	East Asia & Pacific	Lower middle income
68.	Samoa	East Asia & Pacific	Lower middle income
69.	São Tomé and Principe	Sub-Saharan Africa	Lower middle income
70.	Senegal	Sub-Saharan Africa	Lower middle income
71.	Solomon Islands	East Asia & Pacific	Lower middle income
72.	South Sudan	Sub-Saharan Africa	Lower middle income
73.	Sri Lanka	South Asia	Lower middle income
74.	Sudan	Sub-Saharan Africa	Lower middle income
75.	Swaziland	Sub-Saharan Africa	Lower middle income
76.	Syrian Arab Republic	Middle East & North Africa	Lower middle income
77.	Timor-Leste	East Asia & Pacific	Lower middle income
78.	Ukraine	Europe & Central Asia	Lower middle income
79.	Uzbekistan	Europe & Central Asia	Lower middle income
80.	Vanuatu	East Asia & Pacific	Lower middle income
81.	Vietnam	East Asia & Pacific	Lower middle income
82.	West Bank and Gaza	Middle East & North Africa	Lower middle income
83.	Yeman, Rep	Middle East & North Africa	Lower middle income
84.	Zambia	Sub-Saharan Africa	Lower middle income

APPENDIX J

Template for Progress Reports

COMPANY

Address

City, State, Zip

Progress Report covering the period [January-June, YR or July-December, YR] for the License between COMPANY, Emory University, Children’s Hospital of Atlanta and UAB Research Foundation dated          ________________, Emory Ref. LIC.___._____

As required under Article 4 of the above-referenced license agreement, the following details the progress made during the reporting period in commercializing the licensed technology.

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